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                                                                    EXHIBIT 99.1


                              AMERIGON INCORPORATED
                        (A DEVELOPMENT STAGE ENTERPRISE)

                             CONDENSED BALANCE SHEET
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                       DECEMBER 31,   MARCH 31,
                                                           1996         1997
                                                       ------------  -----------
                   ASSETS                                           (UNAUDITED)
Current Assets:
   Cash and cash equivalents                              $   203      $11,741
   Accounts receivable less allowance of $80                1,188        1,809
   Unbilled revenue                                         1,157          242
   Inventories, primarily raw materials                        20           20
   Prepaid expenses and other assets                          744          215
                                                      ------------  -----------
      Total current assets                                  3,312       14,027

   Property and Equipment, net                                610          543
                                                      ------------  -----------
      Total Assets                                        $ 3,922      $14,570
                                                      ------------  -----------
                                                      ------------  -----------

     LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
   Accounts payable                                       $ 1,567      $   509
   Deferred revenue                                           154          239
   Accrued liabilities                                        519          618
   Note payable to shareholder                                200            -
   Loan and Debentures payable                              3,000            -
   Bank loan payable                                        1,187            -
                                                      ------------  -----------
      Total current liabilities                             6,627        1,366
                                                      ------------  -----------
Long Term Portion of Lease Liability                           43           39
                                                      ------------  -----------

Shareholders' Equity:
   Preferred stock, no par value; 5,000,000 shares
      authorized, none issued and outstanding
   Common stock:
      Class A -no par value; 40,000,000 shares
        authorized, 9,542,500, and 4,069,000 issued
        and outstanding at March 31, 1997, and
        December 31, 1996, respectively
        (An additional 3,000,000 shares held
        in escrow)                                        17,321       28,408
      Class B -no par value; 3,000,000 shares
        authorized, none issued and outstanding
   Class A Warrants                                            -        6,767
   Contributed capital                                     3,115        3,115
   Deficit accumulated during development stage          (23,184)     (25,125)
                                                     ------------  -----------
         Total shareholders' equity                       (2,748)      13,165
                                                     ------------  -----------
         Total Liabilities and Shareholders' Equity      $ 3,922      $14,570
                                                     ------------  -----------
                                                     ------------  -----------